December 17, 2004
For Immediate Release

Contact
Jane A. Freeman
Senior Vice President and
Chief Financial Officer
Scientific Learning Corporation
(510) 625-2284
jfreeman@scilearn.com

Scientific Learning Announces Plan to Change Method of Revenue
Recognition and Restate Financial Statements

Oakland, CA, December 17, 2004 — Scientific Learning (NASDAQ: SCILE) today announced that it has decided to change its revenue recognition practices for certain customer agreements. As a result, the Company will restate its historical financial statements for the period from 2000 through June 30, 2004. Although the analysis and auditing has not been completed, the Company anticipates the following directional changes in adjusted revenue and net income:

•	Revenue decreases for 2000 and 2001; revenue increases for 2002 and 2003; revenue decreases for the first two quarters of 2004.

•	Net loss increases for 2000 and 2001; net loss decreases for 2002; net income increases for 2003 and the first two quarters of 2004.

The decision to restate results from the previously announced discussions between the Company and its outside auditors about the revenue recognition period for transactions that include the Company’s online Progress Tracker information tracking and reporting system or its predecessor. Historically, the Company recognized revenue from transactions that included both a software license and the right to use an online data system over different periods for the different components of the transaction. The change will cause the Company to recognize revenue from all components included in such historical transactions ratably over the customer support period specified in the contract. These changes affect most of the Company’s K-12 school contracts, and are not restricted to multi-year transactions.

As previously stated, the Company presently expects that the restatement will result in a decrease in revenue for 2000 and 2001, an increase in revenue for 2002 and 2003 and a decrease in revenue for the first two quarters of 2004. The Company anticipates that net loss will increase in 2000 and 2001, net loss will decrease in 2002, and net income will increase in 2003, with a greater percentage impact on income/loss than on revenue, because the Company’s incremental margins are relatively high. In the first two quarters of 2004, the restatement may result in direct costs decreasing more than revenue, because service costs were lower in previous years. Therefore, the first quarter’s net loss may change to net income and net income may be higher in the second quarter, even though revenue is expected to decline in both quarters. Because of this pending restatement, investors should not rely upon the historical financial statements previously issued for the periods being restated.

The issue that led to the restatement is a technical accounting issue; there have been no suggestions of improprieties or misconduct.

“We are working diligently with our outside auditors, and we will report our restated financials and announce our third quarter results as soon as possible,” said Robert C. Bowen, Chairman and Chief Executive Officer. “This change in revenue recognition has no impact on our cash flow or whether our sales can be reported as revenue. It has no impact on the ultimate profit we earn from our sales over time. The issue is solely an issue of timing. We remain enormously optimistic about the future of this business for our customers, shareholders and employees.”

As previously announced, the Company delayed the release of the financial results for its third quarter, ended September 30, 2004. The Company expects to release these results upon the completion of the audit of the restated historical financials. As soon as practicable, the Company will amend its Report on Form 10-K for 2003 and its Reports on Form 10-Q for the first two quarters of 2004 and will file its report on Form 10-Q for the 2004 third quarter.

The Company currently believes that the only adjustments to its financial statements that will be required are adjustments to reflect the change in revenue recognition described above and related costs. The projections of the estimated financial impact of the revenue recognition change are the Company’s current best estimates, based on its current knowledge. It is possible, however, that in the process of completing and auditing the restated financial statements, other adjustments may be required or other issues will be brought to the Company’s attention that will make these estimates incorrect.

Scientific Learning produces the patented Fast ForWord® family of products, a series of computer-delivered reading intervention products that complement reading instruction. Based on more than 30 years of neuroscience and cognitive research, Fast ForWord products help children, adolescents, and adults build the cognitive skills critical for improving reading and language skills. For more information about Scientific Learning and its products, visit our Web sites at www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-452-7323.

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